                   SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

                               FORM N-8A

                      NOTIFICATION OF REGISTRATION
                 FILED PURSUANT TO SECTION 8(A) OF THE
                     INVESTMENT COMPANY ACT OF 1940


The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

____________________________________________________________________

        Name: T. Rowe Price Inflation Protected Bond Fund, Inc.
____________________________________________________________________

Address of Principal Business Office (No. & Street, City, State, Zip
Code):

            100 East Pratt Street, Baltimore, Maryland 21202
____________________________________________________________________

         Telephone Number (including area code): (410) 345-2000
         ______________________________________________________

           Name and address of agent for service of process:

                      Henry Holt Hopkins, Esquire
____________________________________________________________________

            100 East Pratt Street, Baltimore, Maryland 21202
____________________________________________________________________

                         Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                         YES / X /   NO /____/
____________________________________________________________________

                               SIGNATURES

1. Form of signature if registrant is an investment company having a board of directors:

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Baltimore and State of Maryland on the __th day of August, 2002.


[SEAL] Signature T. ROWE PRICE INFLATION PROTECTED BOND FUND, INC.
  ____________________________________________________________________
                          (Name of Registrant)



          By:  /s/James S. Riepe
                James S. Riepe, Director



          Attest: /s/Patricia B. Lippert
                Patricia B. Lippert, Secretary

August 21, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  T. Rowe Price Inflation Protected Bond Fund, Inc.

Gentlemen:

Pursuant to Section 8(a) of the Investment Company Act of 1940, we are hereby filing Form N-8A, Notification of Registration, of the above-captioned investment company.

If you have any questions, please do not hesitate to contact the undersigned at 410-345-6601.

Sincerely,
/s/Forrest R. Foss
Forrest R. Foss